EXECUTION COPY
VOTING AGREEMENT
     VOTING AGREEMENT (this “Agreement”), dated as of August 4, 2008, between Tower Group, Inc., a Delaware corporation (“Tower”), and Michael H. Lee, a shareholder (the “Shareholder”) of CastlePoint Holdings, Ltd., a Bermuda exempted company (“CastlePoint”). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger (as defined below).
     WHEREAS, contemporaneously with the execution of this Agreement, CastlePoint, Tower and Ocean I Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Tower, have entered into an Agreement and Plan of Merger (the “Agreement and Plan of Merger ”), dated as of the date hereof, providing for, among other things, the merger of CastlePoint and Merger Sub contemplated by the Agreement and Plan of Merger (the “Merger”);
     WHEREAS, in order to induce Tower to enter into the Agreement and Plan of Merger, the Shareholder wishes to enter into this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
          1. Representations of the Shareholder
     The Shareholder represents and warrants to Tower that:
     (a) the Shareholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of record: (i) the common shares, par value $0.01 per share (the “CastlePoint Common Stock”), of CastlePoint set forth opposite the Shareholder’s name on Exhibit A hereto (the Shareholder’s “CastlePoint Common Shares”), and (ii) the options, warrants or other rights exercisable for or convertible into CastlePoint Common Stock set forth opposite the Shareholder’s name on Exhibit A hereto (the Shareholder’s “CastlePoint Options” and, together with the Shareholder’s CastlePoint Common Shares, the Shareholder’s “CastlePoint Shares”), in each case free and clear of all encumbrances and, except for this Agreement and the Agreement and Plan of Merger, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or Voting (as defined in Section 2 hereof) of any shares in the share capital of CastlePoint and there are no Voting trusts or Voting agreements with respect to such CastlePoint Shares,
     (b) the Shareholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any CastlePoint Common Stock other than such CastlePoint Common Shares, and does not have any options, warrants or other rights to acquire any additional shares in the share capital of CastlePoint or any security exercisable for or convertible into shares in the share capital of CastlePoint, other than such CastlePoint Options,
     (c) the Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder,
     (d) this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms,
     (e) other than filings under the Exchange Act, no notices, reports or other filings are required to be made by the Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Shareholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Shareholder, and
     (f) the execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation by the Shareholder of the transactions contemplated hereby will not (whether after the giving of notice or the passage of time or both), result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, modification or acceleration under any contract, agreement, arrangement or commitment to which the Shareholder is a party or which is binding on him or his assets and will not result in the creation of any encumbrance on, or security interest in, any of the assets or properties of the Shareholder.
          2. Agreement to Deliver Proxy
     The Shareholder agrees to deliver to Tower, or any nominee of Tower, promptly upon Tower’s request an irrevocable proxy substantially in the form attached hereto as Exhibit B (a “CastlePoint Proxy”) to Vote the CastlePoint Shares:
     (a) in favor of (i) a proposal to amend CastlePoint’s Bye-laws to permit the shareholders to approve an amalgamation by the affirmative vote of a majority of the votes cast at any general meeting of CastlePoint, and (ii) a proposal to amend CastlePoint’s Bye-laws to permit a shareholder to irrevocably appoint a proxy,
     (b) in favor of approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger,
     (c) in favor of any other matter intended to facilitate the timely consummation of the Merger,

     (d) against any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger,
     (e) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of CastlePoint under the Agreement and Plan of Merger, and
     (f) except for the Merger, against any merger, amalgamation, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of CastlePoint or its subsidiaries.
     The CastlePoint Proxy delivered by the Shareholder pursuant to this Section 2 shall be irrevocable during the term of this Agreement to the maximum extent permitted under Bermuda law. For purposes of this Agreement, “Vote” includes voting in person or by proxy in favor of or against any action, otherwise consenting to a resolution in writing or withholding such written consent in respect of any action (including, but not limited to, consenting to a resolution in writing in accordance with Section 77A of the Bermuda Companies Act of 1981) or taking other action in favor of or against any action. “Voting” shall have a correlative meaning. The CastlePoint Proxy delivered by the Shareholder pursuant to this Section 2 shall apply to any Vote (i) at any meeting of the shareholders of CastlePoint, and any adjournment or postponement thereof, at which the matters described above are considered, including the Company Stockholders Meeting of CastlePoint to be held as soon as practicable after the date hereof or (ii) in connection with any unanimous written resolution of shareholders of CastlePoint.
     If Tower, or any nominee of Tower, does not request a CastlePoint proxy from the Shareholder as provided above in this Section 2, the Shareholder shall Vote the CastlePoint shares in the manner set forth in Section 2(a) – 2(f), inclusive.
          3. No Voting Trusts
     The Shareholder agrees that he will not, nor will he permit any entity under his control to, deposit any of his CastlePoint Shares or New CastlePoint Shares (as defined in Section 6 hereof) in a Voting trust or subject any of his CastlePoint Shares or New CastlePoint Shares to any arrangement with respect to the Voting of such CastlePoint Shares or New CastlePoint Shares other than agreements entered into with Tower.
          4. No Proxy Solicitations
     The Shareholder agrees that he will not, nor will he permit any entity under the Shareholder’s Control (as defined in Rule 12b-2 under the Exchange Act), to:
     (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Agreement and Plan of Merger,
     (b) directly or indirectly encourage, initiate or cooperate in a shareholders’ Vote or action by unanimous written resolution of CastlePoint’s shareholders in opposition to or in competition with the consummation of the Merger, or
     (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of CastlePoint for the purpose of opposing or competing with the consummation of the Merger.
          5. Transfer and Encumbrance
     On or after the date hereof and during the term of this Agreement, the Shareholder agrees not to directly or indirectly transfer, sell, convey, offer, exchange, pledge or otherwise dispose of or encumber any of his CastlePoint Shares, New CastlePoint Shares or any interest therein.
          6. Additional Purchases
     The Shareholder agrees that he will not purchase or otherwise acquire beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act) of any CastlePoint Common Stock after the execution of this Agreement (“New CastlePoint Shares”), nor will he voluntarily acquire the right to Vote or share in the Voting of any CastlePoint Common Stock other than the CastlePoint Shares, unless he agrees to deliver to Tower immediately after such purchase or acquisition a CastlePoint Proxy with respect to such New CastlePoint Shares. The Shareholder also agrees that any New CastlePoint Shares acquired or purchased by him shall be subject to the terms of this Agreement to the same extent as if they constituted CastlePoint Shares.
          7. Specific Performance
     The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 7 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

          8. Entire Agreement; Amendment; Waiver
     This Agreement (including the Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Tower and the Shareholder, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          9. Notices
     All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email (provided that the telecopy or email is promptly confirmed by telephone confirmation thereof), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:
     To Tower:
120 Broadway (31st Floor)
New York, NY 10271
Telephone: 212-655-2000
Telecopy: 212-655-2199
Attention: Steven W. Schuster, Chairman of the Special Committee
     With a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY10022
Telephone: 212-909-6775
Telecopy: 212-521-7775
Attention: Michael W. Blair, Esq.

     To the Shareholder:
120 Broadway (14th Floor)
New York, NY 10271
Telephone: 212-655-2000
Telecopy: 212-655-2199
Attention: Michael H. Lee
          10. Miscellaneous.
     (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT BERMUDA LAW IS APPLICABLE.
     (b) Venue; WAIVER OF JURY TRIAL. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the U.S. District Court for the District of Delaware or any Delaware State court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9 of this Agreement. Each party hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     (c) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     (e) Termination. This Agreement shall terminate upon the earliest to occur of (i) the Closing, (ii) the termination of the Agreement and Plan of Merger in accordance with its terms, or (iii) the withdrawal by the Special Committee of the Board of Directors of Tower of its recommendation in favor of the adoption of the Agreement and Plan of Merger.
     (f) Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.
     (g) Headings. The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
     (h) THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN TOWER, THE SHAREHOLDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

TOWER GROUP, INC.

By:	/s/ Francis M. Colalucci
Name:	Francis M. Colalucci
Title:	Chief Financial Officer and Treasurer

THE SHAREHOLDER:

By:	/s/ Michael H. Lee
Name:	Michael H. Lee

(EXHIBIT A)
CastlePoint Holdings, Ltd.

NAME	NUMBER OF SHARES	NUMBER OF OPTIONS
Michael H. Lee	924,138	457,639

(EXHIBIT B)
FORM OF PROXY
     The undersigned, for consideration received, hereby appoints Steven W. Schuster, Austin Young III, Charles Bryan and William W. Fox, Jr., or any person designated by them individually or as a group and each of them my proxies, with full power of substitution and resubstitution, to Vote (as defined below) all Common Shares, par value $0.01 per share, of CastlePoint Holdings, Ltd., a Bermuda exempted company (“CastlePoint”), owned by the undersigned (the “Shares”) as of the date hereof as follows:
     (a) FOR approval and adoption of (i) an amendment to CastlePoint’s Bye-laws to permit shareholders to approve an amalgamation by the affirmative vote of a majority of the votes cast at any general meeting of CastlePoint, (ii) an amendment to CastlePoint’s Bye-laws to permit a shareholder to irrevocably appoint a proxy, (iii) the Agreement and Plan of Merger, dated as of August 4, 2008 (the “Agreement and Plan of Merger”), by and among CastlePoint, Tower Group, Inc. (“Tower”) and Ocean I Corporation, a Delaware corporation and indirect wholly owned subsidiary of Tower (“Merger Sub”), (iv) the transactions contemplated thereby, including the approval of the merger of CastlePoint and Merger Sub contemplated by the Agreement and Plan of Merger (the “Merger”), and (v) any other matter intended to facilitate the timely consummation of the Merger, and
     (b) AGAINST (i) any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger, (ii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of CastlePoint under the Agreement and Plan of Merger, or (iii) except for the Merger, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of CastlePoint or its subsidiaries.
     “Vote” means voting in person or by proxy in favor of or against any action, otherwise consenting to a resolution in writing or withholding such written consent in respect of any action (including, but not limited to, consenting to a resolution in writing in accordance with Section 77A of the Bermuda Companies Act of 1981) or taking other action in favor of or against any action. This proxy applies to any Vote (i) at any meeting of the shareholders of CastlePoint, and any adjournment or postponement thereof, at which the matters described above are considered, including the Company Stockholders Meeting of CastlePoint to be held as soon as practicable after the date hereof or (ii) in connection with any unanimous written resolution of shareholders of CastlePoint.
     This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned in respect of the Shares and is irrevocable until such time as the Voting Agreement (the “Voting Agreement”), dated as of August 4, 2008, between the undersigned, and Tower, terminates in accordance with its terms, at which time this proxy shall expire.
     Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement.

Dated [•], 2008

(Signature of the Shareholder)